Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-208692) of Kubota Pharmaceutical Holdings Co., Ltd., and

(2)
Registration Statement (Form S-8 No. 333-214935) pertaining to the Kubota Pharmaceutical Holdings Co., Ltd. Stock Option Plan, Kubota Pharmaceutical Holdings Co., Ltd. Stock Option Substitution Awards, Kubota Pharmaceutical Holdings Co., Ltd. Restricted Stock Substitution Awards, and Kubota Pharmaceutical Holdings Co., Ltd. Restricted Stock Unit Substitution Awards;

of our report dated March 10, 2016, with respect to the consolidated financial statements of Kubota Pharmaceutical Holdings Co., Ltd., (formerly Acucela Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
March 15, 2017